ACQUISITION AGREEMENT

               AGREEMENT dated as of November 21, 1995 among POLY-CELL, INC., a Mississippi corporation ("Poly-Cell"), JIM OWEN, RODNEY PENNINGTON and BENNY TAI-SHOU LEE, each of whom is an individual (each a "Controlling Stockholder" and collectively the "Controlling Stockholders"), POLYPRIDE, INC., a Delaware corporation ("Polypride"), and SEALED AIR CORPORATION, a Delaware corporation ("Sealed Air").

                           W I T N E S S E T H:

          WHEREAS, Poly-Cell is engaged in, among other things, the manufacture and sale of air cellular and other packaging and wrapping materials (the "Acquired Business"); and

          WHEREAS, Poly-Cell desires to sell to Polypride, and Polypride desires to purchase from Poly-Cell, the Acquired
Business on the terms and subject to the conditions set forth in this Agreement;

          NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          Section 1.  Purchase and Sale of Assets.

          (a)  Acquired Business.  At the Closing (as defined in
Section 4(a)), Poly-Cell shall sell and convey to Polypride, and Polypride shall purchase and acquire from Poly-Cell, all of the business and assets of Poly-Cell other than the Excluded Assets (as hereinafter defined) (the "Acquired Assets"), which Acquired Assets shall include without limitation:

               (i) Poly-Cell's cash, cash equivalents, bank deposits and marketable securities other than such as maybe retained by Poly-Cell pursuant to Section
          4(b)(vi) (the "Cash");

               (ii)      all of Poly-Cell's accounts receivable
          (the "Receivables");

               (iii) all of Poly-Cell's inventories of raw materials, work in process, finished goods, supplies and other personal property held for sale, lease or consumption in Poly-Cell's business (the "Inventory");

               (iv) all furniture, furnishings, fixtures, leasehold improvements, equipment, parts, machinery, transportation equipment and vehicles, and other tangible personal property (other than Inventory) of Poly-Cell (the "Equipment"), including without limitation the items of Equipment described in Exhibit A to this Agreement and any additions or accessions thereto or substitutions therefor or proceeds thereof;

               (v) all rights of Poly-Cell under all contracts and agreements pertaining to Poly-Cell's business (the "Contracts"), including without limitation Poly-Cell's rights existing on the Closing Date under the Contracts described or referred to in Exhibit B to this Agreement;

               (vi) all of Poly-Cell's right, title and interest in and to all real property and interests in real property and buildings, structures and improvements thereon (including all easements, rights-of-way, water rights, tenements, hereditaments, appurtenances, fixtures and other real property rights appertaining thereto) owned or leased by Poly-Cell (the "Real Property"), including without limitation the Real Property located at 504 Waterway Drive, Amory, Mississippi (the "Amory Facility") except for such Real Property as is covered by the Amory Facility Lease (as defined in Section 5(c));

               (vii) (A) all rights of Poly-Cell in the name "Poly-Cell, Inc." (as such name is used to identify a business) and any trademarks or service marks in connection therewith and the goodwill of the business in connection therewith (the "Name"), (B) all rights of Poly-Cell in the other trade names, trademarks, service marks and copyrights, and registrations thereof and applications therefor, and the goodwill of the business in connection therewith, described in Exhibit C to this Agreement (the "Marks"), (C) all rights of Poly-Cell in the patents, patent registrations and applications, inventions, trade secrets, secret processes, formulae, know-how and other proprietary data and information and licenses thereof described in Exhibit C (the "Technology"), (D) all rights of Poly-Cell in all other trade names, trademarks, service marks, copyrights, patents, and registrations thereof or applications therefor, and trade secrets, secret processes, customer lists, supplier lists, inventions, formulae, know-how and other intellectual property belonging to, used in or pertaining to Poly-Cell's business, and the goodwill of the business in connection therewith (together with the Name, the Marks and the Technology, the "Intellectual Property"), and (E) all other goodwill and going concern value of Poly-Cell's business;

               (viii)    all of Poly-Cell's business records
          (including without limitation customer and supplier records) other than Excluded Assets (the "Records");

               (ix) all of Poly-Cell's unemployment tax reserves and ratings to the extent assignment thereof to Polypride is permitted by applicable law and Polypride requests that they be assigned (the "Tax Reserves");

               (x) all of Poly-Cell's Federal, State and local licenses required for the conduct of Poly-Cell's business to the extent assignment thereof to Polypride is permitted by applicable law (the "Licenses");

               (xi) organizational costs, deposits, bond fees, loan fees and start-up costs reflected in the Financial
          Statements (as defined in Section 7(d)), net of amortization related thereto (the "Other Assets"); and

               (xii)     all other assets of Poly-Cell, other
          than Excluded Assets, used or useful in Poly-Cell's business.

          (b) Excluded Assets. The Acquired Assets to be purchased and sold hereunder, and the term "Acquired Assets" as used in this Agreement, shall not include the following assets of Poly-Cell existing on the Closing Date (the "Excluded Assets"):

               (i)  all claims and rights of Poly-Cell to
          Federal, state and local income tax refunds, credits and benefits;

               (ii) Poly-Cell's rights to any prepaid insurance and taxes;

               (iii) the right to any refunds or rebates with respect to insurance maintained by Poly-Cell prior to the Closing;

               (iv) the right to a refund of letter of credit fees paid by Poly-Cell prior to the Closing;

               (v)  the right to pursue, execute, levy and
          enforce (x) any claims, demands, liens or judgments with respect to any Excluded Assets and any Receivables returned to Poly-Cell pursuant to Section 7(h) and (y) any claims of Poly-Cell arising under this Agreement or any Ancillary Agreement (as defined in Section 7(b)); and

               (vi) Poly-Cell's corporate minute books, stock records, or income tax records, and other records of Poly-Cell relating exclusively to other Excluded
          Assets.

          Section 2.  Purchase Price.

               (a)   Amount. The purchase price to paid by
Polypride for the Acquired Business and for the Non-Competition Agreement (as defined in Section 4(b)(vii))(such price, as adjusted pursuant to Section 4(b)(vi), being referred to in this Agreement as the "Purchase Price") shall be an amount equal to $3,900,000, subject to adjustment as provided in Section 4(b)(vi), which Purchase Price shall be payable as provided in
Section 3. In addition, subject to Section 4(b)(vi), Polypride shall assume the liabilities of Poly-Cell listed and identified in the second proviso to Section 5, and Sealed Air shall pursuant to Section 6 transfer to Poly-Cell the Pontotoc Facility (as defined in Section 6).

          (b) Closing Date Inventory Statement. The net book value of the Inventory to be acquired by Polypride at the Closing shall be determined from a physical count (the "Closing Date Inventory Statement") of Poly-Cell's inventory of raw materials, work in process, finished goods, supplies and other items taken or observed by Polypride not more than five (5) days before the Closing Date, which Closing Date Inventory Statement shall be prepared in accordance with generally accepted accounting principles applied in a manner consistent with Poly-Cell's standard accounting practices as set forth in Section 7(g) and shall set forth the book value and location of the Inventory in reasonable detail. The Closing Date Inventory Statement shall be adjusted to the Closing Date by deducting from the Closing Date Inventory Statement the cost, determined in a manner consistent with Poly-Cell's standard accounting practices as set forth in
Section 7(g), of any raw materials used in producing work-in-process or finished goods produced by Poly-Cell after the date on which the physical count is made and by adding to the Closing Date Inventory Statement an amount equal to the invoice cost of any raw materials received after such physical count is taken.

          (c) Receivables Certificate. Poly-Cell shall prepare and deliver to Polypride at the Closing a list, certified by the President of Poly-Cell to be true and complete, of all of the Receivables in sufficient detail to identify them by account debtor, date, face amount and invoice description (the "Receivables Certificate").

          (d) Allocation. The Purchase Price shall be allocated among the Acquired Assets as follows:

               (i)  The amount of the Purchase Price allocated to
          (w) the Cash shall be the amount thereof transferred to Polypride on the Closing Date, (x) the Receivables shall be the amount thereof shown on the Receivables Certificate, (y) the Inventory shall be its net book value determined pursuant to Section 3(c), and (z) the Other Assets shall be their net book value on the Closing Date;

               (ii)      $1,400,000 shall be allocated to and
     among the Equipment;

               (iii)     $100,000 shall be allocated to the Non-
          Competition Agreement;

               (iv)      $1,000 shall be allocated to the Name;
and

               (v)       the balance of the Purchase Price shall
          be allocated to the goodwill and going concern value of Poly-Cell's business.

Polypride and Poly-Cell acknowledge that the foregoing allocation of the Purchase Price is based upon the fair market values of the Acquired Assets determined by arms'-length negotiations, and each hereby agrees to adhere to such allocation in all tax and other reports, returns and other documents filed with any governmental authority.

          Section 3.  Payment of the Purchase Price.

          (a) Manner of Payment. Polypride shall pay the Purchase Price (i) by the issuance and delivery to Poly-Cell of a number of shares (the "Sealed Air Shares") of Sealed Air's common stock, par value $0.01 per share ("Sealed Air Common Stock"), determined by dividing $1,950,000 by the Average Closing Market Price (as hereinafter defined) and rounding the quotient to the nearest whole share of Sealed Air Common Stock and (ii) by paying to Poly-Cell an amount in cash, by bank cashiers' or certified check or by wire transfer of immediately available funds to an account designated by Poly-Cell equal to the difference between the Purchase Price and the amount determined by multiplying the number of Sealed Air Shares to be delivered to Poly-Cell by the Average Closing Market Price, less the amount of the Sales Tax Escrow as provided in Section 3(b). As used in this Agreement, the term "Average Closing Market Price" shall mean the average of the closing market prices for Sealed Air Common Stock as reported in The Wall Street Journal for each of the five days on which such shares are traded on the New York Stock Exchange ("Trading Days") immediately preceding the date which is five Trading Days before the Closing Date; provided that the number of Sealed Air Shares to be issued to Poly-Cell shall be not more than 100,000.

          (b)  Sales Tax Escrow.

               (i) All sales and use taxes assessed to Poly-Cell, whether before or after the Closing Date, shall be the responsibility of Poly-Cell. The sum of $20,000 shall be tendered by Polypride from out of the Purchase Price to Phelps Dunbar, L.L.P. as the escrow agent, on the Closing Date (the "Sales Tax Escrow"). This sum shall be held by Phelps Dunbar, L.L.P., as escrow agent of the Sales Tax Escrow, to cover the amount of any sales taxes, damages and interest due on the Closing Date from Poly-Cell to the Mississippi State Tax Commission pursuant to Sections 27-65-1 et. seq. of the Mississippi Code of 1972, as amended. This sum shall be held by Phelps Dunbar, L.L.P., as the escrow agent of the Sales Tax Escrow, until such time as Poly-Cell delivers a certificate, acceptable to Phelps Dunbar, L.L.P., as the escrow agent of the Sales Tax Escrow, from the Mississippi State Tax Commission indicating that there are not sales taxes, damages or interest due from Poly-Cell. Upon the receipt of an acceptable certificate, Phelps Dunbar, L.L.P., as the escrow agent of the Sales Tax Escrow, shall transfer the balance held in the Sales Tax Escrow to Poly-Cell.

               (ii) Poly-Cell shall, within ten (10) days after the Closing Date, prepare and file a properly completed sales tax return with the Mississippi State Tax Commission and pay all sales taxes, interest and damages which Poly-Cell owes. Poly-Cell shall furnish copies of the sales tax return and proof of payment to Phelps Dunbar, L.L.P., as the escrow agent of the Sales Tax Escrow. If Poly-Cell fails to timely prepare and file a sales tax return and pay all required amounts, Phelps Dunbar, L.L.P., as the escrow agent of the Sales Tax Escrow, shall pay the sum held in escrow to the Mississippi State Tax Commission, to be applied to sales taxes, interest and damages which Poly-Cell owes.

          (c) Fractional Shares. No fractional Sealed Air Shares shall be issued or delivered to Poly-Cell. If a fractional share of Sealed Air Common Stock would be issuable to Poly-Cell pursuant to this Section 3, Poly-Cell shall be entitled to receive in lieu thereof, without duplication, as part of the Purchase Price, an amount in cash determined by multiplying the Average Closing Market Price by the fraction of a share of Sealed Air Common Stock to which Poly-Cell would otherwise have been entitled.

          (d) Certain Post-Closing Agreements With Respect to Working Capital. Following the Closing, Polypride shall, as promptly as practicable following the end of each calendar month beginning December 31, 1995, compute the amount of Working Capital (as defined in Section 4(b)(vi)) of the Acquired Business as of the end of such month without regard to any dividends or other distributions paid by Polypride to Sealed Air or any of its affiliates. As promptly as practicable after such computation is available, Polypride shall furnish a copy thereof to Poly-Cell together with payment of the amount by which Working Capital as of the end of such month exceeds $500,000; provided, however, that the amount to be paid to Poly-Cell pursuant to this Section 3(d) shall not exceed in the aggregate $214,000 less the amount, if any, of the Retained Cash (as defined in Section 4(b)(vi)).

          (e) Certain Prorations. Charges for water, sewer and other periodic charges relating to the Amory Facility shall be prorated as of the Closing. If the amount of any item to be prorated is unknown on the Closing Date, the parties shall estimate the amount based on the best available evidence. When the actual amount is known, the appropriate party shall be reimbursed by the other party within ten (10) days after being advised of such amount.

          Section 4.  Closing.

          (a) Time and Place of Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Phelps Dunbar, L.L.P., at One Mississippi Plaza, Seventh Floor, Tupelo, Mississippi 38802-1220, or at such other place as the parties shall mutually agree, commencing at 8:00 A.M., local time, on such date (the "Closing Date") or at such other time as shall be mutually agreed upon by Sealed Air, Polypride and Poly-Cell as promptly as practicable after the conditions set forth in Sections 4(b) and 4(c) shall have been satisfied, which other date shall, unless otherwise agreed, not be later than December 31, 1995. Except as may be otherwise agreed between the parties, upon its consummation the Closing shall be deemed to have occurred at 7:00 A.M. on the Closing Date. In the event that no Closing is held on or before December 31, 1995, this Agreement shall become void and of no effect with no liability on the part of any party hereto except that the provisions of Sections 9(f) and 12(b) shall survive any such termination of this Agreement. Polypride, Sealed Air, Poly-Cell and the Controlling Stockholders shall each use their reasonable commercial efforts to cause the conditions set forth in Sections 4(b) and 4(c) that are to be satisfied by them to be satisfied as promptly as practicable and, in any event, on or before December 31, 1995.

          (b) Conditions to Polypride's and Sealed Air's Obligations. The obligations of Polypride and Sealed Air to purchase the Acquired Business and to effect the Closing are subject to the satisfaction, on or before the Closing Date, of the following conditions (any of which may be waived in whole or in part by Polypride and Sealed Air in their sole discretion):

               (i)       Board Approvals.  The Boards of
          Directors of Sealed Air and Polypride shall have approved the transactions contemplated by this Agreement.

               (ii) Due Diligence. Polypride and Sealed Air shall have completed to their sole satisfaction such due diligence relating to the condition of Poly-Cell, legal, financial or otherwise, including environmental due diligence, as Polypride and Sealed Air shall deem necessary or appropriate. In connection with such due diligence, Poly-Cell shall make available such information regarding Poly-Cell and its business as Polypride and Sealed Air may request in order to complete the necessary due diligence.

               (iii) Consents of Third Parties. Poly-Cell, Polypride and Sealed Air shall have obtained such consents from third parties as shall be required in order to permit them to perform their obligations under this Agreement and the Ancillary Agreements, including without limitation the consents provided for in Section 5 to Polypride's assumption of the Loans (as defined in Section 5(e)) and the Amory Facility Lease.

               (iv)      Listing of Sealed Air Shares.  The
          Sealed Air Shares shall have been authorized for listing on the New York Stock Exchange upon official notice of issuance.

               (v)  Number of Sealed Air Shares.  The number of
          Sealed Air Shares to be issued to Poly-Cell shall not be more than 100,000.

               (vi) Working Capital. The Working Capital (as defined below) of the Acquired Business transferred to Polypride shall be not less than $500,000, and Poly-Cell shall deliver to Polypride at the Closing a certificate, in form and substance satisfactory to Polypride and Sealed Air, signed by the President of Poly-Cell setting forth the amount of such Working Capital. As used herein, the term "Working Capital" shall mean the difference between (x) the sum of the Cash, the Inventory and the Receivables and (y) the Trade Payables (as defined in Section 5(a)). In the event that the amount of Working Capital at the time of the Closing is less than $500,000, Polypride shall reduce the cash portion of the Purchase Price by an amount necessary to eliminate such shortfall in Working Capital, and, in the event that the amount of Working Capital at the time of the Closing exceeds $500,000, then, at Polypride's sole option, either (A) Poly-Cell may either retain an amount of Cash such that Working Capital will not be less than $500,000 or (B) Polypride shall pay at the Closing an additional amount in cash equal to the amount by which Working Capital exceeds $500,000 (the "Retained Cash").

               (vii) Non-Competition Agreement. Poly-Cell and the Covenantors (as defined therein) shall have executed and delivered to Polypride a Non-Competition Agreement dated the Closing Date in substantially the form of Exhibit D to this Agreement (the "Non-Competition Agreement").

               (viii)    Employment Agreements.  Rodney
          Pennington and Benny Tai-Shou Lee shall each have entered into an employment agreement with Polypride dated the Closing Date in substantially the form of Exhibit E to this Agreement (each an "Employment Agreement").

               (ix) Distributorship Agreement. Poly Packaging, Inc., a Mississippi corporation shall have entered into a Distributorship Agreement with Polypride dated the Closing Date in substantially the form of Exhibit F to this Agreement.

               (x) Instruments of Transfer. Poly-Cell shall have delivered to Polypride such assignments, bills of sale, certificates of title and other instruments of transfer, all in form and substance satisfactory to Polypride, as are necessary to fully and effectively convey to Polypride all of the Acquired Assets in accordance with the terms of this Agreement.

               (xi) Title Insurance. Polypride shall have obtained a commitment for a policy of owner's title insurance issued by a title insurance company reasonably acceptable to Polypride for the Real Property (other than the portion thereof covered by the Amory Facility Lease) in such amount (not to exceed the appraised value thereof) as Polypride shall have reasonably requested, insuring that Polypride has acquired marketable and indefeasible fee simple title to such Real Property free and clear of all Encumbrances other than Permitted Exceptions, and Polypride shall have received evidence satisfactory to it that all conditions to the issuance of such policy (other than payment of the premium therefor) required by such commitment have been met. As used in this Agreement, the term "Permitted Exceptions" shall mean
          (u) encroachments, overlaps, boundary line disputes, or other matters which would be disclosed by an accurate survey or inspection of the premises, (v) any prior reservation or conveyance, together with release of damages, of minerals of every kind and character, including, but not limited to, oil, gas, sand, clay, and gravel in, on, and under subject property, (w) public utility easements and rights of way of record,
          (x) any other restrictions, easements or other rights of record, (y) zoning and building laws, building lines, use and occupancy restrictions, and (z) the lien of ad valorem, personal property, real estate or other taxes not yet due and payable.

               (xii)     Permits, Approvals, Litigation, Etc.
          All permits and approvals from any governmental body, governmental agency or regulatory authority required, in the opinion of Polypride and Sealed Air, for the lawful consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained and shall remain in full force and effect. No legal proceeding shall be pending or overtly threatened, or any basis for such a proceeding asserted, before a court or by any governmental body, governmental agency or regulatory authority of any jurisdiction or before any arbitrator or any other person directed against or seeking to restrain, prevent or modify the transactions contemplated by this Agreement and the Ancillary Agreements or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions which, in the opinion of Polypride and Sealed Air, makes it impracticable or inadvisable on the part of Polypride or Sealed Air to proceed with the transactions contemplated by this Agreement and the Ancillary Agreements.

               (xiii)    Accuracy of Representations and
          Warranties. The representations and warranties of Poly-Cell and the Controlling Stockholders contained in this Agreement and the Ancillary Agreements shall be true and accurate on the Closing Date as if made on such date (except as affected by the transactions contemplated by this Agreement and the Ancillary Agreements and except to the extent that any such representations and warranties have been made as of a specified date, in which case such representations and warranties shall have been true and accurate as of such specified date) without taking into account any matters disclosed to Polypride or Sealed Air after the date of this Agreement; and Poly-Cell shall have delivered to Polypride and Sealed Air at the Closing a certificate, signed by its President and the Controlling Stockholders, dated the Closing Date, to such effect.

               (xiv) Performance of Agreements. Poly-Cell and the Controlling Stockholders shall have duly performed, on or before the Closing Date, all covenants and obligations to be performed by them under this Agreement; and Poly-Cell shall have delivered to Polypride and Sealed Air at the Closing a certificate signed by its President and the Controlling Stockholders, dated the Closing Date, to such effect.

               (xv) Current Financial Statements. Poly-Cell shall have delivered to Polypride and Sealed Air an unaudited balance sheet of Poly-Cell as of the most recent month-end preceding the Closing Date for which financial statements of Poly-Cell are available (in accordance with the ordinary practices of Poly-Cell) and an unaudited statement of income of Poly-Cell for the month then ended and for the year-to-date accounting period then ended, accompanied by the comparable unaudited income statements of Poly-Cell for the comparable periods for the preceding fiscal year, all of which financial statements shall be prepared in accordance with generally accepted accounting principles on a basis consistent with prior periods and shall be certified by the President of Poly-Cell.

               (xvi) Legal Opinion. There shall have been delivered to Polypride and Sealed Air the written legal opinion of Mitchell, McNutt, Threadgill, Smith & Sams, P.A., counsel to Poly-Cell and the Controlling Stockholders, dated the Closing Date, in substantially the form and to substantially the effect set forth in Exhibit G hereto and as to such other matters as Polypride and Sealed Air may reasonably request.

               (xvii) Other Assurances. Poly-Cell shall have delivered to Polypride and Sealed Air such other and further certificates, instruments and other documents as Polypride or Sealed Air may require in connection with the transactions contemplated by this Agreement, including without limitation such certificates, instruments and other documents as Sealed Air shall determine to be necessary or appropriate in connection with compliance with applicable securities laws, rules and regulations, all of which certificates, instruments and documents shall be in form and substance reasonably satisfactory to Polypride and Sealed Air.

               (xviii) Satisfaction of Polypride's and Sealed Air's Counsel. All legal aspects of the transactions contemplated by this Agreement shall be accomplished in a manner satisfactory to Polypride's and Sealed Air's counsel, in its reasonable opinion.

          (c) Conditions to Poly-Cell's Obligations. The obligations of Poly-Cell to sell the Acquired Business and to effect the Closing are subject to the satisfaction, on or before the Closing Date, of the following conditions (any of which may be waived in whole or in part by Poly-Cell in its sole discretion):

               (i)  Number of Sealed Air Shares.  The number of
          Sealed Air Shares to be issued to Poly-Cell shall not be more than 100,000.

               (ii) Release of Personal Guarantees. Poly-Cell shall have obtained the release of the personal guarantees and related collateral given to The Peoples Bank and Trust Company of Amory, Mississippi, given in connection with the Loans (as such term is defined in Section 5(e)).

               (iii) Conveyance of Pontotoc Facility. Sealed Air shall have delivered to Poly-Cell (x) the Pontotoc Deed (as defined in Section 6(a)), duly executed and acknowledged, and (y) duly executed releases, in recordable form, of all Encumbrances (other than Permitted Exceptions) (as the terms Encumbrances and Permitted Exceptions are defined in Sections 7(f) and 4(b)(xi), respectively) with respect to the Pontotoc Facility.

               (iv) No Damage, Destruction, Etc. There shall not have occurred any material damage to or destruction of the Pontotoc Facility or any taking of the Pontotoc Facility by eminent domain or commencement of any proceedings for such purpose.

               (v)  Title Insurance.  Poly-Cell shall have
          obtained a commitment for a policy of owner's title insurance issued by a title insurance company reasonably acceptable to Poly-Cell for the Pontotoc Facility in such amount (not to exceed the appraised value of the Pontotoc Facility) as Poly-Cell shall have reasonably requested, insuring that Poly-Cell has acquired marketable and indefeasible fee simple title to the Pontotoc Facility free and clear of all Encumbrances other than Permitted Exceptions, and Poly-Cell shall have received evidence satisfactory to it that all conditions to the issuance of such policy (other than payment of the premium therefor) required by such commitment have been met.

                (vi)     Environmental Review.  Poly-Cell shall
          have completed an environmental review of the Pontotoc
          Facility, and the results thereof shall be satisfactory to Poly-Cell in its sole discretion.

               (vii) Consents of Third Parties. Poly-Cell, Polypride and Sealed Air shall have obtained such consents from third parties as shall be required in order to permit them to perform their obligations under this Agreement and the Ancillary Agreements, including without limitation the consents provided for in Section 5 to Polypride's assumption of the Loans and the Amory Facility Lease.

               (viii) Certain Ancillary Agreements. Polypride shall have executed and delivered the Non-Competition
          Agreement, the Employment Agreements and the Distributorship Agreement.

               (ix) Permits, Approvals, Litigation, Etc. All permits and approvals from any governmental body, governmental agency or regulatory authority required, in the opinion of Poly-Cell, for the lawful consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained and shall remain in full force and effect. No legal proceeding shall be pending or overtly threatened, or any basis for such a proceeding asserted, before a court or by any governmental body, governmental agency or regulatory authority of any jurisdiction or before any arbitrator or any other person directed against or seeking to restrain, prevent or modify the transactions contemplated by this Agreement and the Ancillary Agreements or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions which, in the opinion of Poly-Cell, makes it impracticable or inadvisable on the part of Poly-Cell to proceed with the transactions contemplated by this Agreement and the Ancillary Agreements.

               (x)       Accuracy of Representations and
          Warranties. The representations and warranties of Polypride and Sealed Air contained in this Agreement and the Ancillary Agreements shall be true and accurate on the Closing Date as if made on such date (except as affected by the transactions contemplated by this Agreement and the Ancillary Agreements and except to the extent that any such representations and warranties have been made as of a specified date, in which case such representations and warranties shall have been true and accurate as of such specified date) without taking into account any matters disclosed to Poly-Cell or the Controlling Stockholders after the date of this Agreement; and Polypride and Sealed Air shall have delivered to Poly-Cell and the Controlling Stockholders at the Closing a certificate, signed by their Presidents or by a Vice President, dated the Closing Date to such effect.

               (xi) Performance of Agreements. Polypride and Sealed Air shall have duly performed, on or before the Closing Date, all covenants and obligations to be performed by them under this Agreement; and Polypride and Sealed Air shall have delivered to Poly-Cell and the Controlling Stockholders at the Closing a certificate, signed by their Presidents or by a Vice President, dated the Closing Date to such effect.

               (xii) Other Assurances. Polypride and Sealed Air shall have delivered to Poly-Cell such other and further certificates, assurances and documents as Poly-Cell may reasonably request in order to evidence the accuracy of Polypride's and Sealed Air's representations and warranties, the performance of their respective covenants and agreements to be performed at or prior to the Closing, and the fulfill-

          ment of the conditions to Poly-Cell's obligations.

               (xiii) Legal Opinion. There shall have been delivered to Poly-Cell and the Controlling Stockholders the written legal opinion of Robert M. Grace, Jr., General Counsel and Secretary of Sealed Air, dated the Closing Date, in substantially the form and to substantially the effect set forth in Exhibit J hereto and as to such other matters as Poly-Cell may reasonably request.

               (xiv) Satisfaction of Poly-Cell's Counsel. All legal aspects of the transactions contemplated by this Agreement shall be accomplished in a manner satisfactory to Poly-Cell's counsel, in its reasonable opinion.

          Section 5. No Liabilities Assumed; Liabilities of Polypride After Closing. Except as otherwise expressly provided in this Section 5, neither Sealed Air nor Polypride shall be deemed by virtue of any of the transactions contemplated by this Agreement to have assumed or otherwise to have become liable for any liabilities or obligations, whether known or unknown, accrued, contingent or otherwise of Poly-Cell or the Acquired Business that shall have accrued or arisen prior to the Closing Date; provided that all liabilities and obligations incurred after the Closing in connection with Polypride's operation after the Closing of the Acquired Business shall be liabilities of Polypride; provided further that, except as otherwise agreed, Polypride hereby agrees that after the Closing it will assume and duly perform the obligations of Poly-Cell arising after the Closing under such of the Contracts described or referred to in Exhibit B, to the extent such obligations are disclosed in Exhibit B, as Polypride shall elect to assume; provided further that, upon the Closing, Polypride shall assume:

               (a) the obligation to pay all trade accounts payable of the Acquired Business which were incurred in the ordinary course of Poly-Cell's business prior to the Closing (and not in contravention of Section 9(a) of this Agreement), which are unpaid on the Closing Date and which are reflected on a certificate to be prepared by Poly-Cell and delivered to Polypride at the Closing (such certificate being herein referred to as the "Payables Certificate" and such obligations being herein referred to as the "Trade Payables");

               (b) subject to Poly-Cell's obtaining prior to the Closing all necessary consents to Polypride's assumption of such obligations, which consents shall be in form and substance satisfactory to Polypride and Sealed Air, Poly-Cell's obligations under that certain Loan Agreement dated as of November 1, 1991 among the Mississippi Business Finance Corporation ("MBFC"), the Bank of Mississippi, as Servicing Trustee (the "Trustee"), and Poly-Cell (the "1991 Equipment Loan");

               (c) subject to Poly-Cell's obtaining prior to the Closing all necessary consents to Polypride's assumption of such obligations, which consents shall be in form and substance satisfactory to Polypride and Sealed Air, Poly-Cell's obligations under that certain Lease dated June 29, 1992 between Monroe County, Mississippi, and Poly-Cell relating to the Amory Facility (the "Amory Facility Lease");

               (d) subject to Poly-Cell's obtaining prior to the Closing all necessary consents to Polypride's assumption of such obligations, which consents shall be in form and substance satisfactory to Polypride and Sealed Air, Poly-Cell's obligations under that certain Loan Agreement dated as of March 1, 1994 among MBFC, the Trustee and Poly-Cell (the "1994 Loan"); and

               (e) subject to Poly-Cell's obtaining prior to the Closing all necessary consents to Polypride's assumption of such obligations, which consents shall be in form and substance satisfactory to Polypride and Sealed Air, Poly-Cell's obligations under that certain working capital loan in the maximum aggregate principal amount of $100,000 between Poly-Cell and the Peoples Bank & Trust Company evidenced by a Promissory Note dated as of May 17, 1995 (the "Operating Loan"; the 1991 Equipment Loan, the 1994 Loan and the Operating Loan being herein collectively referred to as the "Loans").

The Payables Certificate shall list all of the Trade Payables in sufficient detail to identify them by trade creditor, date, face amount and invoice description, shall indicate any payment discounts available thereunder, and shall be certified by the President of Poly-Cell as being true and complete.

          Section 6.  Pontotoc Facility.

          (a) Conveyance of Pontotoc Facility. At the Closing, Sealed Air shall transfer and convey to Poly-Cell, and Poly-Cell shall acquire, the real property located at 303A Stafford Boulevard, Pontotoc, Mississippi (the "Pontotoc Facility"), more particularly described in the form of Warranty Deed attached hereto as Exhibit H (the "Pontotoc Deed").

          (b)  Certain Representations and Warranties.  Sealed
Air represents and warrants to Poly-Cell and the Controlling
Stockholders that:

               (i)  Title.  Sealed Air has marketable,
          indefeasible fee simple title to the Pontotoc Facility free and clear of all Encumbrances other than Permitted Exceptions; has the right to convey the Pontotoc Facility to Poly-Cell, and at the Closing shall have conveyed to Poly-Cell marketable, indefeasible fee simple title to the Pontotoc Facility free and clear of all Encumbrances other than Permitted Exceptions.

               (ii) Domestic Corporation Status. Sealed Air is not a foreign corporation or "foreign person" as that term is defined in Section 1445(f)(3) of the Internal Revenue Code (the "Code"), and Sealed Air shall provide to Poly-Cell at the Closing a non-foreign affidavit sufficient for the purposes of establishing and documenting to the satisfaction of Poly-Cell's counsel the non-foreign affidavits exemption described in
          Section 1445(f)(3) of the Code.

               (iii) Condition of the Pontotoc Facility. To the best of Sealed Air's knowledge, there are no environmental matters relating to the Pontotoc Facility that would materially affect such Facility after the Closing except for such as are disclosed in those certain reports prepared for Sealed Air with respect to the Pontotoc Facility by CH2M Hill in May 1987 and June 1992, true and complete copies of such reports having been provided to Poly-Cell.

               (iv) Qualification to do Business. It is qualified to transact business in the State of Mississippi.

          (c)  Closing Costs and Prorations.

               (i)  Certain Taxes.  Poly-Cell shall pay any
          sales, use, stamp or similar transfer taxes, if any, imposed with respect to the acquisition of the Pontotoc
          Facility.

               (ii) Real Estate and Personal Property Taxes. Sealed Air shall be responsible for any personal property, ad valorem, real estate or similar taxes imposed on the Pontotoc Facility for the period prior to the Closing, and Poly-Cell shall be responsible for such taxes as are imposed or accrue from and after the Closing.

               (iii) Other Prorations. Charges for water, sewer and other periodic charges relating to the Pontotoc Facility shall be prorated as of the Closing. If the amount of any item to be prorated is unknown on the Closing Date, the parties shall estimate the amount based on the best available evidence. When the actual amount is known, the appropriate party shall be reimbursed by the other party within ten (10) days after being advised of such amount.

               (iv) Certain Costs to be Paid. Poly-Cell shall pay the cost of its title examination of the Pontotoc Facility, the recording fees with respect to the Deed for the Pontotoc Facility, and the premium for its title insurance with respect to the Pontotoc Facility.

          (d) Inspections, Tests, Surveys, Etc. Poly-Cell or its designees may enter the Pontotoc Facility at all reasonable times prior to the Closing for the purpose of conducting such inspections, measurements, surveys, engineering studies, architectural studies and reports, zoning, traffic and air quality studies and reports, utilities investigations (including, but not limited to, availability and capacity), soil and sub-surface tests and analyses, environmental assessments, environmental audits and other reports as Poly-Cell deems appropriate at its sole cost and expense (collectively, the "Tests"). Sealed Air shall furnish to Poly-Cell, to the extent such exist and are able to be produced without unreasonable expense for review, inspection and copying all of Sealed Air's available documents, books and records relating to the Pontotoc Facility including without limitation records relating to environmental matters and the subjects of the Tests.

          Section 7. Representations and Warranties of Poly-Cell and the Controlling Stockholders. Poly-Cell and the Controlling
Stockholders, jointly and severally, represent and warrant to and covenant with Polypride and Sealed Air that:

          (a)  Corporate Organization and Authority;
Subsidiaries; Qualification to do Business. Poly-Cell is a corporation duly organized and validly existing in good standing under the laws of the State of Mississippi, with full corporate power and authority to conduct its business (including the Acquired Business) as now conducted, own its assets (including the Acquired Assets) and enter into and perform its obligations under this Agreement and the Non-Competition Agreement. Poly-Cell's execution, delivery and performance of this Agreement and the Non-Competition Agreement and the sale to Polypride of the Acquired Business pursuant to this Agreement have been duly authorized by all requisite corporate action on the part of Poly-Cell. Poly-Cell has no subsidiaries and no equity investments in any other corporation, partnership or other business entity that are engaged or have any participation in the Acquired Business. Poly-Cell is not required to be qualified as a foreign corporation in any jurisdiction, and Poly-Cell neither owns, leases nor operates property in any jurisdiction other than Mississippi in which the failure to so qualify could have any material adverse effect on the business, condition or properties of Poly-Cell or the Acquired Business.

          (b) Binding Effect. This Agreement constitutes, and all deeds, bills of sale, assignments, agreements and other instruments and documents to be executed and delivered by Poly-Cell or any of the Controlling Stockholders hereunder (the Non-Competition Agreement, the Employment Agreements and all such other instruments and documents being herein collectively referred to as the "Ancillary Agreements") will when delivered by Poly-Cell or any of the Controlling Stockholders constitute, Poly-Cell's and such Controlling Stockholders' legal, valid and binding obligations enforceable against them in accordance with their respective terms.

          (c)  Absence of Conflicts and Consent Requirements.
The execution and delivery of this Agreement and the Ancillary Agreements by Poly-Cell and the Controlling Stockholders and the performance of their respective obligations hereunder and thereunder, including the sale of the Acquired Assets pursuant to this Agreement, do not and will not conflict with, violate or result in any default under Poly-Cell's charter documents or bylaws or any mortgage, indenture, agreement, instrument or other contract to which Poly-Cell or any of the Controlling Stockholders is a party or by which Poly-Cell or any of the Controlling Stockholders or any of their respective properties or assets are bound, nor will they cause Poly-Cell or the Controlling Stockholders to violate any judgment, order, decree, law, statute, regulation or other judicial or governmental restriction to which Poly-Cell or any of the Controlling Stockholders or their respective properties or assets are subject. Except for the consents required to be obtained with respect to the Loans and the Amory Facility Lease as contemplated by Section 5, which consents shall have been obtained at or prior to the Closing, the execution and delivery of this Agreement and the Ancillary Agreements by Poly-Cell and the Controlling Stockholders and the performance of their respective obligations hereunder and thereunder, including the sale of the Acquired Assets pursuant to this Agreement, do not and will not require Poly-Cell or the Controlling Stockholders to obtain the consent of, or to make any prior filing with or to give any notice to, any governmental authority or other third party.

          (d) Financial Statements. Poly-Cell's unaudited balance sheet as of June 30, 1995 and the unaudited income statements of Poly-Cell for the twelve months ended December 31, 1994 and the six months ended June 30, 1995, accompanied by the comparable unaudited statements of income for the year ended December 31, 1993 and the six months ended June 30, 1994, which Financial Statements have been furnished to Polypride, and the financial statements furnished to Polypride and Sealed Air for any subsequent period (collectively, the "Financial Statements"), and the financial information furnished to Polypride for filing as part of Sealed Air's listing application to the New York Stock Exchange present fairly the financial position of Poly-Cell at the dates indicated and the results of its operations for the periods then ended in accordance with Poly-Cell's standard accounting practices, which practices are in accordance with generally accepted accounting principles applied on a consistent basis.

          (e)  Absence of Certain Changes.  Since December 31,
1994, there has not been:

               (i) any material adverse change in the financial position of Poly-Cell or in the results of its operations;

               (ii) any change in the condition of the
          properties, business or liabilities of Poly-Cell except normal and usual changes in the ordinary course of business which have not been materially adverse;

               (iii) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties or business of Poly-Cell;

               (iv) any sale, lease, abandonment or other disposition by Poly-Cell of any machinery, equipment or other operating tangible personal property other than dispositions of such tangible personal property used or useful in the Acquired Business which was replaced by tangible personal property of equal or greater value;

               (v)  any change in the accounting methods or
          practices followed, or in depreciation, amortization or inventory valuation policies theretofore used or adopted by Poly-Cell with respect to the Acquired
          Business;

               (vi) any material liability incurred by Poly-Cell, contingent or otherwise, with respect to the Acquired Business other than trade accounts, operating expenses, obligations under executory contracts incurred for fair consideration, taxes accrued with respect to operations during such period, and indebtedness for money borrowed or for the deferred purchase price of property purchased for fair consideration, all incurred in the ordinary course of the Acquired Business;

               (vii)     except as has been disclosed in writing
          to Sealed Air and Polypride, any increase in the rate of compensation paid or to be paid, directly or indirectly, to any employee, contractor or agent of Poly-Cell;

               (viii)    except as disclosed in writing to Sealed
          Air and Polypride, any resignation or threatened resignation of any key employee of Poly-Cell;

               (ix) except for distributions declared and paid prior to June 30, 1995 with respect to earnings for 1994 and for distributions of up to $321,077.89 declared and paid with respect to earnings for the first six months of 1995, any dividend or other distribution declared or paid in respect of the outstanding capital stock of Poly-Cell; provided that prior to the Closing Poly-Cell may declare an additional dividend of up to $214,000 with respect to the period from July 1, 1995 to the Closing Date and may, subject to Section 4(b)(vi), at the Closing distribute a portion of such dividend to the extent of any Retained Cash with the balance of such dividend to be paid as provided in Section 3(d); or

               (x) any other material adverse change in the business or prospects, financial or otherwise, of Poly-
          Cell or the Acquired Business.

               (f) Title to and Condition of Assets. Poly-Cell has good and marketable fee simple title to the Equipment described in Exhibit A hereto, free and clear of all liens, charges, security interests, reservations, restrictions, adverse claims, encumbrances and other defects in or limitations on title other than liens for taxes not yet due and payable (collectively "Encumbrances") and other than Encumbrances existing under the Loans, has the right to convey such Equipment to Polypride, upon the Closing will have conveyed to Polypride good and marketable fee simple title to such Equipment free and clear of all Encumbrances (other than Encumbrances existing under the Loans, provided that the Loans are assumed by Polypride without modification) and will warrant and defend the title to such Equipment in Polypride against the lawful claims of all persons whomsoever that shall have accrued or arisen at or prior to the Closing. All of the Equipment is in good condition and repair, ordinary wear and tear excepted, and except as described in Exhibit A all of the Equipment is located at the Amory Facility.

          (g) Inventory. The Inventory at the Closing will be owned by Poly-Cell in fee simple, free and clear of all Encumbrances, and Poly-Cell will upon the Closing have conveyed to Polypride good and marketable fee simple title thereto free and clear of all Encumbrances. All of the Inventory shown on the Closing Date Inventory Statement will consist of items of a quality and quantity usable in the ordinary course of Poly-Cell's business and will be presented at a value which reflects Poly-Cell's customary inventory valuation policy of stating inventory at the lower of cost (on a first-in, first-out basis) or market, in accordance with generally accepted accounting principles. The level of Inventory reflected on the Financial Statements does not, and at the Closing the level of Inventory reflected on the Closing Date Inventory Statement will not, exceed normal inventory levels necessary to conduct the Acquired Business in the ordinary course. Poly-Cell does not hold any Inventory on consignment or have title to any Inventory in the possession of others. On the Closing Date, all of the Inventory will be located at the Amory Facility or at such other locations as shall be identified on the Closing Date Inventory Statement.

          (h) Receivables. The Receivables existing on the Closing Date will constitute valid and enforceable claims of Poly-Cell (subject to no offsets or counterclaims), enforceable by Poly-Cell in accordance with the terms of the instruments or documents creating them and collectible in the face amounts thereof as shown on the Receivables Certificate. A Receivable shall be conclusively deemed uncollectible if not collected within 180 days after the invoice date therefor, and all uncollectible Receivables outstanding after the end of such 180-day period shall be repurchased by Poly-Cell for a purchase price equal to the face amounts thereof shown on the Receivables Certificate less any payments received thereon. At the Closing, Poly-Cell shall have assigned to Polypride all of its rights to the Receivables free and clear of all Encumbrances.

          (i) Intellectual Property. Poly-Cell's rights in the Name and the other Intellectual Property will be effectively assigned to Polypride at the Closing. Exhibit C sets forth a list of the following intangible assets: (i) patents, computer software programs, trademarks, trade names, service marks, logos, copyrights, applications therefor and registrations thereof and license rights used, exclusively or non-exclusively as specified,
in the conduct of the business of Poly-Cell and   the
jurisdiction, if any, in or by which such Intellectual Property has been registered, filed or issued and (ii) licenses, contracts, agreements or understandings pursuant to which any person has been authorized to use or has the right to use such Intellectual Property, including the name of the licensor, licensee or other party thereto, a description of the subject matter thereof, the royalty rate, the termination date and any applicable renewal option. The Intellectual Property identified in Exhibit C is all of the Intellectual Property used in or useful to the Acquired Business. Except as indicated on such list all such Intellectual Property has been properly registered, filed or issued in the respective offices and jurisdictions indicated in such Exhibit C, which offices and jurisdictions constitute all offices and jurisdictions in which such registration, filing or issuance is necessary to protect the rights therein of Poly-Cell for the conduct of Poly-Cell's business and all applicable fees due and payable have been paid. Except as otherwise indicated in Exhibit C, Poly-Cell is the sole and exclusive owner of the Intellectual Property listed or described in Exhibit C, and Poly-Cell has the sole and exclusive right, except to the extent indicated therein, to the use thereof in connection with the services or products in respect of which they have been or are now being used, and Poly-Cell is the sole and exclusive owner and has the sole and exclusive right to such use of the Intellectual Property listed or described in Exhibit
C. In the case of copyrights, logos and applications therefor or registrations thereof, Poly-Cell does not use any material covered by said copyrights or logos by consent of any other rightful owner thereof. Except as indicated in Exhibit C, there are not any claims or demands of any person pertaining to such Intellectual Property or, as the case may be, the rights of Poly-Cell under the Intellectual Property identified on Exhibit C. No proceedings have been instituted or are pending or, to the best knowledge of Poly-Cell and the Controlling Stockholders, threatened, which challenge the rights of Poly-Cell in respect of such Intellectual Property, and none of such Intellectual Property or, as the case may be, the rights granted to Poly-Cell in respect thereof is, to the best knowledge of Poly-Cell and except as disclosed in such Exhibit C, being infringed upon or diluted by those of others and none is subject to any outstanding order, decree, judgment, stipulation, injunction, written restriction or agreement restricting the scope of use thereof by Poly-Cell. Poly-Cell is not infringing or violating, and Poly-Cell has not infringed or violated, any intangible property rights of third parties, nor adversely used any confidential information, trade secrets or known patentable inventions of any person relating to the Acquired Business and, to the best knowledge of Poly-Cell and the Controlling Stockholders, the Acquired Business does not have any product which, if commercially developed and sold, would so infringe or violate any intellectual property rights of third parties, or adversely use any such confidential information, trade secrets or inventions.

          (j) Contract Rights. The rights of Poly-Cell under the Contracts described or referred to in Exhibit B are valid and enforceable by Poly-Cell, will at the Closing be validly assigned to and thereupon enforceable by Polypride, in each case enforceable in accordance with their respective terms. Neither Poly-Cell nor, to the best of the knowledge of Poly-Cell and the Controlling Stockholders, the other parties thereto are in default (nor does any circumstance exist which, with notice or the passage of time or both, would result in such a default) under such Contracts, and the assignment by Poly-Cell of its rights thereunder to Polypride will not violate the terms thereof nor require the obtaining of any consents with respect thereto.

          (k)  Real Property.   Poly-Cell has a valid and
subsisting leasehold interest in the Real Property, Poly-Cell has performed all of the obligations required to be performed by it under the Amory Facility Lease, and there is no default or event which with notice or lapse of time or both would constitute a default under the Amory Facility Lease. All buildings, structures and improvements upon the Real Property and all electric, telephone, gas, water, sewer and other utilities serving such Real Property are, to the best of the knowledge of Poly-Cell and the Controlling Stockholders, in good condition and repair, ordinary wear and tear excepted. To the best of the knowledge of Poly-Cell and the Controlling Stockholders, there are no zoning or similar land use restrictions presently in effect or proposed by any governmental authority, which would impair Polypride's use of the Amory Facility to conduct the Acquired Business after the Closing, the Amory Facility and Poly-Cell's use thereof are in compliance in all material respects with all applicable zoning or similar land use restrictions of all governmental authorities having jurisdiction thereof and with all recorded restrictions, covenants and conditions affecting the Amory Facility, and Poly-Cell has performed all affirmative covenants as to the Real Property to be performed by it. To the best of the knowledge of Poly-Cell and the Controlling Stockholders, except in material compliance with applicable law, (x) no hazardous substances (as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 41 U.S.C., Section 9601) and no polychlorinated biphenyls ("PCB's") are being or heretofore have been generated, dispersed, released, treated, used, stored, disposed of or deposited in or on, or otherwise exist in or on, such real property, (y) no asbestos or asbestos-bearing materials remain installed, used, incorporated into or disposed of on such Real Property, and (z), except as has been disclosed to Polypride and Sealed Air, no underground storage tanks ("USTs") are located on such Real Property or were located on the real property and subsequently removed or filled. To the best of the knowledge of Poly-Cell and the Controlling Stockholders, the condition of the Real Property does not violate, or give rise to any liability of the owner or any operator thereof under, any applicable federal, state or local environmental laws, ordinances or regulations.

          (l) No Other Leases. None of the Equipment is, except as described in Exhibit A, leased or otherwise provided by Poly-
Cell to any other party, and none of the real or tangible person-

al property used in the Acquired Business is leased by Poly-Cell from any other party except as described in Exhibit B.

          (m) Adequacy of Assets. The Acquired Assets include all property, contract rights, leases, intangibles and other assets of Poly-Cell that are used or required for use in the Acquired Business. For Polypride's continuation of the Acquired Business as conducted by Poly-Cell prior to the Closing Date, to the best of the knowledge of Poly-Cell and the Controlling Stockholders, there are no material capital expenditures which Poly-Cell now plans to make or anticipates will be required to be made during the three years following the Closing Date.

          (n) Pending or Threatened Litigation. Except as has been disclosed in writing to Polypride and Sealed Air, there are no claims, actions, suits or other proceedings pending or, to the best of the knowledge of Poly-Cell and the Controlling Stockholders, threatened against Poly-Cell, the Acquired Business or any of the Acquired Assets before any court, agency or other judicial, administrative or other governmental body or arbitrator.

          (o) Other Loss Contingencies. There are no other material "loss contingencies" (as defined in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975 ("FASB 5")) relating to Poly-Cell or the Acquired Business, which would be required by FASB 5 to be disclosed or accrued in financial statements of Poly-Cell were such statements prepared at the time this warranty is made or deemed made.

          (p) Compliance with Law. To the best of the knowledge of Poly-Cell and the Controlling Stockholders, Poly-Cell has conducted the Acquired Business so as to comply with, and Poly-Cell and the Acquired Business are in material compliance with, all laws, statutes, regulations, rules and other requirements of any governmental authority applicable to it, the noncompliance with which or curing thereof could have a material adverse effect on Poly-Cell, the Acquired Business or the Acquired Assets. Without limiting the generality of the foregoing, Poly-Cell is, and the conduct of the Acquired Business up to the Closing is and heretofore has been, in material compliance with all laws, statutes, regulations, rules and other governmental requirements relating to protection of the environment, disposal of waste materials and similar matters. There are no investigations of Poly-Cell or the Acquired Business pending or, to the best of the knowledge of Poly-Cell and the Controlling Stockholders, threatened by any administrative agency or other governmental authority. There have been no claims of violations or of noncompliance with law received by Poly-Cell from any governmental authority, and there are no outstanding judgments, orders, writs or decrees of any judicial or other governmental authority binding specifically upon Poly-Cell, the Acquired Business or the Acquired Assets and not of general application, other than judgments, orders, writs and decrees with which Poly-Cell has complied and which have no future applicability.

          (q) Capital Expenditures. There are no material capital expenditures which Poly-Cell now anticipates will be required to be made in connection with the continuation of Acquired Business as now conducted in order to comply with any existing laws, regulations or other governmental requirements applicable to Acquired Business, including without limitation requirements relating to occupational health and safety and protection of the environment; provided that no representation or warranty is made as to the effect of the Americans with Disabilities Act or the rules and regulations thereunder on the Amory Facility.

          (r) Licenses. Exhibit I hereto sets forth all of the licenses, permits and other governmental franchises held by Poly-Cell and required for the conduct of Acquired Business as now conducted, which constitute all material licenses required of Poly-Cell for the conduct of such business. Poly-Cell is not in default under any such license or permit, nor does any circumstance exist which with notice or the passage of time or both would result in such a default.

          (s)  Taxes, Etc.

               (i)  Payment of Taxes.  At or prior to the
          Closing, (x) Poly-Cell shall have paid all taxes, duties and other governmental charges that have become due and payable by it through the Closing Date and that, if not so paid, would constitute or may hereafter constitute a lien on any of the Acquired Assets or for which Polypride could become liable as transferee of the Acquired Assets, and (y) Poly-Cell shall have withheld or collected from each payment made to each employee of Poly-Cell the amount of all taxes required to be withheld or collected therefrom and the same, to the extent due and payable, shall have been paid to the proper tax depositories or collecting authorities.

               (ii) Ad Valorem Taxes. All ad valorem property taxes or similar taxes for years prior to 1995 imposed on Poly-Cell with respect to, or which may become a lien upon, the Acquired Assets have been paid in full. Poly-Cell has provided to Polypride and Sealed Air a true and correct schedule of the amounts (or, if indicated, estimated amounts) of all ad valorem property taxes or similar taxes for the year 1995 payable or which will become payable with respect to the Acquired Assets or which may become a lien upon the Acquired Assets, and the basis of calculation thereof. The prorata part of said 1995 ad valorem property taxes or similar taxes with respect to the Acquired Assets for the period from January 1, 1995 through the Closing Date shall be remitted by Poly-Cell to Polypride at the Closing or credited against the Purchase Price, and Polypride shall thereafter be responsible for payment of said 1995 ad valorem property taxes or similar taxes imposed with respect to the Acquired Assets acquired by it, but Poly-Cell shall be responsible for, and shall duly pay as and when due, any other ad valorem property taxes or similar taxes imposed on it with respect to property other than the Acquired Assets.

          (t)  Employee Matters.

               (i) List of Agreements. Exhibit B hereto sets forth all agreements between Poly-Cell and any of its employees, consultants, agents, officers and directors, and all other persons performing services for Poly-Cell, relating to their employment by or performance of services for Poly-Cell or their compensation therefor, other than oral employment agreements with employees terminable at will.

               (ii) Other Information as to Compensation and
          Benefits.

                    (x) Poly-Cell has furnished to Polypride and Sealed Air a true and complete list of the respective name, years of service and current annual salaries and other compensation of each of the employees of the Acquired Business.

                    (y)  Except for such as have been disclosed
               to Polypride and Sealed Air, there are no bonus, pension, profit-sharing, deferred compensation, retirement, hospitalization, medical or dental reimbursement, severance pay, vacation pay, disability, death benefit, insurance, and other similar plans, programs or arrangements of Poly-Cell providing benefits to employees of Poly-Cell (including without limitation any "welfare plans" within the meaning of Section 3(l) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), sponsored or maintained by Poly-Cell ("Welfare Plans")).

               (iii) Labor Organizations. Poly-Cell is not party to any collective bargaining agreement with any labor union or similar organization, nor do Poly-Cell or any of the Controlling Stockholders know of any such organization, which represents or claims to represent any of Poly-Cell's employees or intends to organize any of Poly-Cell's employees.

               (iv) Restrictions on Employees. To the best of the knowledge of Poly-Cell and the Controlling Stockholders, no employee of Poly-Cell is subject to any agreement with any other person or entity which requires such employee to assign any interest in inventions or other intellectual property or keep confidential any trade secrets, proprietary data, customer lists or other business information or which restricts such employee from engaging in competitive activities or solicitation of customers.

          (u)  Certain Contracts and Transactions.

               (i) Contracts. Exhibit B sets forth all existing contracts, agreements, options, accepted purchase orders and other contractual commitments in excess of $25,000, and all outstanding offers and proposals in excess of $25,000 which may bind Poly-Cell upon their acceptance, to which Poly-Cell is (or would, upon their acceptance, become) a party or under which it has (or would, upon their acceptance, have) any rights or obligations.

               (ii) Interested Transactions. Except as listed on Exhibit B, Poly-Cell is not, and has not in the past five years been, party to any contract, agreement or transaction with any of the following persons, or in which any of the following persons have any direct or indirect interest (other than as a shareholder or employee of Poly-Cell):

                    (x) any director or officer of Poly-Cell, or
               of any Affiliate of Poly-Cell or any of its shareholders;

                    (y) any of the spouse, parents, siblings and
               children of any of the persons described in clause
               (x); or

                    (z) any corporation, trust, partnership or
               other entity in which any of the persons described in clauses (x) and (y) have a beneficial interest (other than a corporation whose shares are publicly traded and in which such persons own beneficially in the aggregate no more than 2% of the equity interests).

          As used in this Agreement, the term "Affiliate" of a person or entity means another person or entity which, directly or indirectly, controls, is controlled by or is under common control with such person or entity.

          (v) Insurance. Exhibit B hereto lists all policies of insurance owned by Poly-Cell and now in effect insuring the business, assets and personnel of Poly-Cell and sets forth for each such policy the name of the insurer, the type of coverage, the amount of coverage, the term thereof and the annual premium.

          (w) Prospective Changes. Neither Poly-Cell nor any of the Controlling Stockholders know of any pending changes in the business, assets, liabilities, relations with employees, competi-

tive situation or relations with the suppliers or customers of Poly-Cell, or in any governmental actions or regulations affecting the Acquired Business, which, if they occur, could have a material adverse effect on the Acquired Business or the Acquired Assets.

          (x) Product Warranties and Liabilities. Except as set forth in Exhibit B, Poly-Cell makes no express warranties to customers of the Acquired Business as to the products which the Acquired Business sells in its business. Poly-Cell has not received any claim, nor has it made any acknowledgement, that the use of any of its products has caused or may cause personal injuries or health hazards or that they are not merchantable or fit for the purposes for which they were or are sold.

          (y) Bulk Transfers. It is not necessary under the Mississippi Uniform Commercial Code or otherwise for Poly-Cell to comply with the provisions of Article 6 of the Uniform Commercial Code, and no creditor of Poly-Cell at the time of the Closing shall have any lawful right at or after the Closing to assert a claim against Sealed Air or Polypride with respect to any obligations of Poly-Cell to such creditor except for such as are expressly assumed by Polypride pursuant to Section 5.

          (z) No Material Misstatements or Omissions. The representations and warranties of Poly-Cell and the Controlling Stockholders in this Agreement and the Ancillary Agreements do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein not misleading.

          Section 8. Representations and Warranties of Polypride and Sealed Air. Polypride and Sealed Air represent and warrant to Poly-Cell and the Controlling Stockholders that:

          (a) Corporate Organization and Authority. Each of Polypride and Sealed Air is a corporation duly organized and validly existing in good standing under the laws of Delaware, with full corporate power and authority to conduct its business as now conducted and enter into and perform its obligations under
this Agreement and the Ancillary Agreements.   The execution,
delivery and performance of this Agreement and the Ancillary Agreements to which each of them is a party and Polypride's acquisition of and payment for the Acquired Assets hereunder have been duly authorized by all requisite corporate action on the part of Polypride and Sealed Air, and this Agreement constitutes, and all other agreements and other instruments and documents to be executed and delivered by Polypride or Sealed Air hereunder, will upon their execution and delivery constitute, legal, valid and binding obligation of Polypride or Sealed Air, as the case may be, enforceable against them in accordance with their respective terms.

          (b)  Due Authorization, Etc.   The execution, delivery
and performance of this Agreement and the Ancillary Agreements to which each of them is a party and the issuance of the Sealed Air Shares have been duly authorized by all necessary corporate action of Polypride and Sealed Air and, upon their delivery to Poly-Cell pursuant to Section 3(a)(i) of this Agreement, the Sealed Air Shares will be validly issued, fully paid and non-assessable with no personal liability attaching to the ownership thereof.

          (c)  No Violation.   The execution, delivery and
performance of this Agreement and the Ancillary Agreements to which each of them is a party does not conflict with or constitute a breach by Polypride or Sealed Air of any of the terms or provisions of, or a default under, any charter document or by-law of Polypride or Sealed Air, or any mortgage, indenture or other agreement or instrument, judgment, decree, ordinance, regulation or order to which Polypride or Sealed Air is a party or by which Polypride or Sealed Air is bound, nor will they cause Sealed Air or Polypride to violate any judgment, order, decree, law, statute, regulation or other judicial or governmental restriction to which Sealed Air or Polypride or their respective properties or assets are subject. Except for such consents as shall have been obtained at or prior to the Closing, the execution and delivery of this Agreement and the Ancillary Agreements by Sealed Air and Polypride and the performance of their respective obligations hereunder and thereunder do not and will not require Sealed Air or Polypride to obtain the consent of, or to make any prior filing with or to give any notice to, any governmental authority or other third party.

          (d) Reports and Financial Statements. Sealed Air has delivered to Poly-Cell copies of (i) Sealed Air's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1994 (without the exhibits thereto, it being understood by Poly-Cell that such exhibits are identified on such copy and that such exhibits are available to Poly-Cell upon written request) and a copy of Sealed Air's Annual Report to Stockholders for the year ended on such date (each of which contains a consolidated balance sheet of Sealed Air and its subsidiaries as at December 31, 1994 and the related consolidated statements of earnings, of shareholders' equity (deficit) and of cash flows of Sealed Air and its subsidiaries for the year ended on such date, all as reported upon by KPMG Peat Marwick LLP, independent certified public accountants, (ii) Sealed Air's Proxy Statement dated March 29, 1995 for its Annual Meeting of Stockholders held on May 19, 1995, and (iii) Sealed Air's Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission since December 31, 1994 (without the exhibits thereto, it being understood by Poly-Cell that such exhibits are identified on such copy and that such exhibits are available upon written request). Except as set forth therein, the foregoing financial statements have been prepared in accordance with generally accepted accounting principles. The balance sheets (together with the related notes) present fairly the consolidated financial position of Sealed Air and its subsidiaries as at the respective dates indicated, and the statements of earnings, shareholders' equity (deficit) and of cash flows (together with the related notes) present fairly the consolidated results of Sealed Air's operations and of consolidated changes in Sealed Air's financial position for the respective periods indicated.

          (e)  No Material Adverse Change.  Since December 31,
1994, there has been no material adverse change in the consolidated financial position of Sealed Air and Polypride or in the results of their operations taken as a whole.

          (f) No Material Misstatements or Omissions. The representations and warranties of Sealed Air and Polypride in this Agreement and the Ancillary Agreements do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein not misleading.

          Section 9.  Certain Agreements.

          (a) Conduct of the Acquired Business Prior to Closing. From the date hereof through the Closing Date, unless Polypride and Sealed Air consent otherwise, Poly-Cell will conduct the Acquired Business only in the ordinary course, will not dispose of any of the Acquired Assets, will not enter into any contract, lease, agreement, transaction or arrangement other than in the ordinary course of business, will not take any other action which would cause any representation or warranty made by it in this Agreement to be incorrect in any material respect if such representation or warranty were made on any date from the date hereof through the Closing Date, and will maintain the books and records of the Acquired Business on a basis consistent with prior periods and which will permit the preparation of the Closing Date Inventory Statement, the Receivables Certificate and the Payables Certificate in accordance with this Agreement.

          (b) Insurance. Through the Closing Date, Poly-Cell shall, unless Polypride and Sealed Air consent otherwise, maintain in effect the insurance policies described in Exhibit B hereto.

          (c) Preservation of Business. Through the Closing Date, Poly-Cell will use all reasonable commercial efforts to (i) preserve the present business organization of Poly-Cell intact,
(ii) retain the services of the present officers and employees of Poly-Cell, (iii) preserve the present relationships of Poly-Cell with its customers, suppliers and other persons with whom it has business dealings, and (iv) preserve the goodwill of the Acquired Business.

          (d) Maintenance of Records. Inasmuch as certain of Poly-Cell's books, records and documents are to be included as Acquired Assets and sold to Polypride under this Agreement, and certain other of Poly-Cell's books, records and documents are Excluded Assets to be retained by Poly-Cell hereunder, and Polypride or Poly-Cell may have need to have access to the books, records and documents held by the other after the Closing, Polypride and Poly-Cell agree that they shall each maintain for at least four years after the Closing Date (or for such longer period as may be required by applicable law) the respective books, records and documents sold or retained hereunder. During such period, representatives of Polypride shall be permitted to inspect and make copies of such books, records and documents retained by Poly-Cell during normal business hours and upon reasonable notice for purposes related to the continuation by Polypride of the Acquired Business; and representatives of Poly-Cell shall be permitted to inspect and make copies of such books, records and documents sold to Polypride during normal business hours and upon reasonable notice for purposes related to its business (other than the Acquired Business).

          (e)  Employees of Poly-Cell.

               (i)  Polypride may, with Poly-Cell's prior
          consent, which will not be unreasonably withheld, contact such of Poly-Cell's employees engaged primarily in the Acquired Business as Polypride may determine for the purpose of considering the employment of such employees by Polypride after the Closing, and Poly-Cell will reasonably cooperate with Polypride in such regard. Polypride shall have no obligation to employ any of such employees, and shall have no obligations or liability to any such employees arising out of the termination by Poly-Cell of the employment of any such employees as a result of the transactions contemplated by this Agreement, all of which obligations and liability, if any, shall be the sole responsibility of Poly-Cell. Without limiting the generality of the foregoing, Poly-Cell shall indemnify and save harmless Polypride from and against any and all liabilities and obligations of Poly-Cell to its current or former employees, consultants, salesmen and others providing services to Poly-Cell relating to their services prior to the Closing or arising as a consequence of the Closing, including without limitation (w) wages, salaries, bonuses and any other direct compensation,
          (x) Poly-Cell's obligations and liabilities under any retirement, deferred compensation, pension, profit-sharing or other employee benefit plan, (y) any severance or termination pay or benefit arrangement or agreement, any accrued vacation pay, any life, health, or disability insurance or benefits, and any other employee benefits or other liabilities relating to Poly-Cell's current or former employees or other service providers, and (z) any and all liabilities and obligations arising out of the Worker Adjustment and Retraining Notification Act, the Comprehensive Omnibus Budget Reconciliation Act, and any other federal, state or local statutes, laws or regulations.

               (ii) On a date agreed to by Polypride, which is prior to the Closing Date, Poly-Cell will terminate the employment of all of its employees and independent sales representatives, and give to such employees and representatives any notices required, if any, under The Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and/or The Employer Retirement Security Act of 1975, as amended ("ERISA"). On that date, all Poly-Cell employees and independent sales representatives shall be fully paid for all sums due them from Poly-Cell including but not limited to all commissions, bonuses, accrued vacation pay and other employee benefits. On that date, Poly-Cell shall have also fully paid all sums which are due as of that date for state and federal income tax withholding, medical insurance payments, social security and Medicare (both employee and employer shares), workers' compensation premiums, unemployment compensation payments, and any and all other amounts which are due or which may become due as a result of the terminations contemplated by this section.

          (f) Fees and Expenses. Poly-Cell and Polypride shall each bear its own expenses in connection with the negotiation and preparation of this Agreement and (except as otherwise provided in Section 11(c)) the consummation of the transactions contemplated hereby, including without limitation the fees and expenses of their respective counsel, accountants and consultants; provided that Polypride shall pay any sales, use or similar transfer taxes, if any, imposed with respect to the purchase and sale of the Acquired Assets hereunder; provided further that each of Poly-Cell and Polypride shall bear fifty percent (50%) of the fees and expenses of Holcomb, Dunbar, Connell, Chaffin & Willard incurred in connection with Polypride's assumption of the Loans.

          (g) No Brokers. Poly-Cell, Polypride and Sealed Air each represent and warrant to the other that no broker or finder has been involved or engaged by it in connection with the transactions contemplated hereby, and each hereby agrees to indemnify and save harmless the other from and against any and all broker's or finder's fees, commissions or similar charges incurred or alleged to have been incurred by the indemnifying party in connection with the transactions contemplated hereby and any and all loss, liability, cost or expense (including reasonable attorneys' fees) arising out of any claim that the indemnifying party incurred any such fees, commissions or charges.

          (h) Personal Property and Similar Taxes. Poly-Cell shall be responsible for, and shall duly pay as and when due, any personal property or similar taxes imposed or that shall accrue prior to the Closing on the Acquired Assets as well as with respect to property of Poly-Cell other than the Acquired Assets. Polypride shall be responsible for any such taxes as are imposed or shall accrue on the Acquired Assets for the period from and after the Closing Date.

          (i) Change of Poly-Cell's Name. Promptly after the Closing, Poly-Cell will take all actions necessary to change its corporate name to another name which is not confusingly similar to the Name and to enable Polypride to use the Name as a corporate name, and at the Closing shall deliver to Polypride all documents necessary to accomplish the foregoing.

          (j) Sealed Air Guaranty. Sealed Air shall cause Polypride to duly and timely pay or perform its obligations under this Agreement and hereby unconditionally guarantees to Poly-Cell the full and faithful payment and performance by Polypride of each and every obligation of Polypride under this Agreement, including without limitation the payments provided for in Section 3(d), any payments required to be made by Polypride pursuant to
Section 10(g) and any payments required to be made by Polypride pursuant to Section 2 of the Non-Competition Agreement. In the event of any failure by Polypride to perform any of such obligations, Poly-Cell shall provide notice thereof to Sealed Air, specifying the nature of the default and Sealed Air shall have a period of twenty (20) days after the date of such notice within which to cure such default or to cause Polypride to cure such default, and, in the event that Polypride or Sealed Air shall fail to cure such default within such twenty (20) day period, Sealed Air shall, subject to Section 10(f), thereupon pay or perform the obligation of Polypride specified in such notice.

          (k) Collection of Receivables. Polypride shall use its reasonable commercial efforts following the Closing to collect the Receivables, and any payments received by Poly-Cell after the Closing from customers or others listed on the Receivables Certificate shall be promptly remitted to Polypride. Except in the case of payments received by Polypride from customers which specify an invoice to which such payment is to be credited and except with respect to any dispute as to any Receivable, payments received by Polypride from customers of the Acquired Business after the Closing shall be credited first to the Receivables due from such customers on a first-in-first-out basis and thereafter to any invoices issued after the Closing by Polypride to such customers. The parties will not seek to influence which outstanding invoices any customer selects for payment.

          (l) Listing of the Sealed Air Shares. Sealed Air shall submit to the New York Stock Exchange, prior to the Closing, an application to list the Sealed Air Shares on such Exchange and otherwise shall use its reasonable commercial efforts to have the Sealed Air Shares authorized for listing on such Exchange. Poly-Cell and the Controlling Stockholders will cooperate with Sealed Air in the preparation and submission of such listing application as Sealed Air may reasonably request, and hereby consent to the inclusion therein of the financial statements described in Section 7(d) hereof. After such Exchange authorizes the Sealed Air Shares for listing, Sealed Air shall give or cause to be given official notice of the issuance of the Sealed Air Shares to such Exchange promptly after the Closing Date.

          Section 10.  Indemnification.

               (a)  Indemnification by Poly-Cell and the
Controlling Stockholders. Subject to the procedures and limitations set forth in this Section 10, Poly-Cell and the Controlling Stockholders shall, jointly and severally, indemnify and save harmless Polypride from and against any and all Loss (as defined in Section 10(b)) incurred by Polypride or any of its Affiliates arising out of any of the following:

               (i) Breach of Warranty. The falsity or incorrectness in any material respect of any representation or warranty made by Poly-Cell or any Controlling Stockholder in this Agreement, in any Ancillary Agreement or in any other instrument or document delivered by Poly-Cell or any Controlling Stockholder to Polypride or Sealed Air pursuant to this Agreement.

               (ii) Breach of Covenants. The failure of Poly-Cell or any Controlling Stockholder to duly perform any covenant or agreement to be performed by it under this Agreement, any Ancillary Agreement or any other instrument or document delivered by Poly-Cell or any Controlling Stockholder to Polypride or Sealed Air pursuant to this Agreement.

               (iii) Poly-Cell's Liabilities. Any liability or obligation, or alleged liability or obligation, of Poly-Cell to any third party, including without limitation any such liability or obligation as shall have accrued or relate to the period prior to the Closing, except for such liabilities or obligations as Polypride shall expressly assume pursuant to Section 5 of this Agreement.

               (iv) Claims Against Acquired Assets. Any levy or other claim by any third party against or with respect to the Acquired Assets, or any other claim by any third party against Polypride or any of its Affiliates, arising out of any act or omission or alleged act or omission of Poly-Cell or any Controlling Stockholder.

               (v) Receivables Claims. Any claim against Polypride or any of its Affiliates by any customer of the Acquired Business involving a claim or assertion that such customer is entitled to any credit or deduction with respect to accounts receivable arising from Polypride's conduct of the Acquired Business after the Closing as a consequence of any dispute with respect to any Receivable.

          (b) "Loss" Defined. As used in this Section 10, the term "Loss" means the amount of any loss, liability, damage, cost or expense (including reasonable attorneys' fees) incurred by Polypride or any of its Affiliates arising out of the matters or circumstances referred to in Sections 10(a)(i) through 10(a)(v).

          (c)  Indemnity Claims by Polypride.

                (i) Notice of Claim. If any matter shall arise which, in the opinion of Polypride, constitutes or may give rise to a Loss subject to indemnification by Poly-Cell or the Controlling Stockholders as provided herein (an "Indemnity Claim"), Polypride shall give prompt written notice (a "Notice of Claim") of such Indemnity Claim to Poly-Cell and to Jim Owen, as representative of the Controlling Stockholders (the "Representative"), setting forth the relevant facts and circumstances of such Indemnity Claim in reasonable detail and the amount of indemnity sought from Poly-Cell and the Controlling Stockholders with respect thereto, and shall give notice promptly thereafter as to developments coming to Polypride's attention materially affecting any matter relating to such Indemnity Claim.

               (ii) Third Party Claims. If any Indemnity Claim is based upon any claim, demand, suit or action of any third party against Polypride or the Acquired Assets (a "Third Party Claim"), then Polypride, at the time it gives Poly-Cell and the Representative the Notice of Claim with respect to such Third Party Claim, shall either (at Polypride's option):

                    (x)  Offer to Poly-Cell and the
               Representative the option to have Poly-Cell and the Representative assume the defense of such Third Party Claim, which option shall be exercised by Poly-Cell and the Representative (if Poly-Cell and the Representative elect to exercise it) by written notice to Polypride within fifteen (15) days after Polypride gives written notice to Poly-Cell and the Representative thereof; or

                    (y)  Undertake to defend such Third Party
               Claim itself.

          If Polypride so offers such option and Poly-Cell and the Representative so exercise such option pursuant to the foregoing clause (x), then Poly-Cell and the Representative shall, at their own expense, assume the defense of such Third Party Claim, shall upon the final determination thereof fully discharge at their own expense all liability of Polypride and its Affiliates with respect to such Third Party Claim, and shall be entitled, in its sole discretion and at their sole expense but without any liability of Polypride or their Affiliates therefor, to compromise or settle such Third Party Claim upon terms acceptable to Poly-Cell and the Representative. From the time Poly-Cell and the Representative so assume such defense and while such defense is pursued diligently and in good faith, Poly-Cell and the Controlling Stockholders shall have no further liability for attorneys' fees or other costs of defense thereafter incurred by Polypride or its Affiliates in connection with such Third Party Claim; provided that Polypride and its Affiliates shall be entitled to participate in such defense through counsel retained by Polypride. If Polypride undertakes the defense of the Third Party Claim pursuant to the foregoing clause (y), it shall conduct such defense as would a reasonable and prudent person to whom no indemnity were available, shall permit Poly-Cell and the Representative (at their sole expense) to participate in (but not control) such defense, and shall not settle or compromise such Third Party Claim without the consent of Poly-Cell and the Representative, which consent shall not be unreasonably withheld. If Polypride fails to offer to Poly-Cell and the Representative the option to assume the defense as provided in clause (x) above, or if Polypride so offers such option and Poly-Cell and the Representative do not exercise such option within the time and in the manner therein provided, then Polypride shall undertake such defense in accordance with clause (y) set forth above.

               (iii) The Controlling Stockholders hereby irrevocable designate the Representative to act as their representative for purposes of this Section 10 and irrevocably assign to the Representative all of their rights to participate in any proceedings in respect of which indemnity may be sought from each of them pursuant to this Agreement or otherwise. The Controlling Stockholders shall be bound by and liable under this Section for any settlement effected with the consent of the Representative of any claim, suit or proceeding in respect of which indemnity may be sought hereunder.

          (d) Time Limit for Indemnity Claims. Notwithstanding the foregoing provisions of this Section 10, Poly-Cell and the Controlling Stockholders shall have no liability for any Loss with respect to which a Notice of Claim has not been given to Poly-Cell and the Representative prior to the fifth anniversary of the Closing Date.

          (e) Continued Liability for Indemnity Claims. The liability of Poly-Cell and the Controlling Stockholders hereunder with respect to Indemnity Claims shall continue for so long as any Indemnity Claims may be made hereunder and, with respect to any such Indemnity Claim duly and timely made, thereafter until the liability of Poly-Cell and the Controlling Stockholders therefor is finally determined and satisfied, notwithstanding any prior liquidation or dissolution of Poly-Cell. If Poly-Cell shall liquidate or dissolve at any time when any liability of Poly-Cell with respect to Indemnity Claims may thereafter arise or be determined, then at the time of such liquidation or dissolution in addition to the liability of the Controlling Stockholders pursuant to this Agreement or otherwise, Poly-Cell's shareholders, or other distributees of Poly-Cell's assets after the Closing, including any liquidating trust established by them, shall assume Poly-Cell's liability with respect to Indemnity Claims to the extent of the value of all such assets distributed to them in such liquidation, and unless such shareholders or distributees expressly or by operation of law assume such liabilities, then Poly-Cell's liabilities and obligations to Polypride shall not be deemed to have been paid, discharged or provided for, and such distribution shall be void as against Polypride to the extent of such liabilities.

          (f) Right of Set-Off. Without limiting any rights that Polypride, Sealed Air or any of their Affiliates may have at law, in equity or otherwise, they shall be entitled to deduct from any amount due and payable to Poly-Cell or any Controlling Stockholder pursuant to this Agreement or otherwise the amount of any loss, liability, damage, cost or expense for which Poly-Cell or any Controlling Stockholder may be liable to Polypride, Sealed Air or any of their Affiliates under this Agreement.

          (g) Indemnification by Polypride. After the Closing, Polypride agrees that it will indemnify and save harmless Poly-Cell from and against any and all loss, liability, damages, cost or expense (including reasonable and actual attorneys' fees) incurred by Poly-Cell arising out of (i) Polypride's breach of any of its representations, warranties, covenants and agreements in this Agreement or (ii) Polypride's operation after the Closing of the Acquired Business. If any claim is asserted by any third party against Poly-Cell for which Polypride is liable pursuant to this Section 10(g), Poly-Cell shall give prompt written notice of such claim to Polypride, setting forth the relevant facts and circumstances of such claim in reasonable detail and shall give notice promptly thereafter as to developments coming to Poly-Cell's attention materially affecting any matter relating to such claim. Polypride shall, at its own expense, assume the defense of such claim, shall upon the final determination thereof fully discharge at its own expense all liability of Poly-Cell therefor, and shall have all necessary power and authority to compromise or settle such claim for such amount and on such terms and conditions as Polypride shall deem appropriate; provided that Poly-Cell shall be entitled at its own expense to participate in (but not to control) such defense through counsel retained by Poly-Cell.

          Section 11.  Representations, Warranties and Covenants
With Respect to the Sealed Air Shares; Registration of the Sealed
Air Shares; Restrictions on Transfer.

          (a) Representations and Warranties. Poly-Cell and each of the Controlling Stockholders represent and warrant to and covenant with Polypride and Sealed Air as follows:

               (i) Receipt of Certain Information. Poly-Cell and the Controlling Stockholders have received a copy of Sealed Air's Annual Report on Form 10-K for the year ended December 31, 1994 as filed with the Securities and Exchange Commission (without the exhibits thereto, it being acknowledged that such exhibits are identified on such copy and that Poly-Cell and the Controlling Stockholders have been advised that such exhibits are available upon written request), of Sealed Air's most recently issued Annual Report to Stockholders, and of Sealed Air's Proxy Statement dated March 29, 1995 for the Annual Meeting of Sealed Air's stockholders held on May 19, 1995 and of each of Sealed Air's Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission since December 31, 1994 (without the exhibits thereto, it being acknowledged that such exhibits are identified on such copy and that Poly-Cell and the Controlling Stockholders have been advised that such exhibits are available upon written request), and Poly-Cell and the Controlling Stockholders have had access to such other public information regarding the business and financial affairs of Sealed Air as Poly-Cell and the Controlling Stockholders have deemed necessary to enable Poly-Cell and the Controlling Stockholders to make an informed investment decision with respect to the acquisition of the Sealed Air Shares.

               (ii) Business Sophistication. Poly-Cell and each of the Controlling Stockholders have such experience in business and financial matters so as to be able to evaluate independently the merits and risks of an investment in the Sealed Air Shares, and Poly-Cell and each of the Controlling Stockholders are able to bear the economic risk of such investment including, without limiting the generality of the foregoing, the risk of losing all or any part of Poly-Cell's or such Controlling Stockholder's investment in the Sealed Air Shares and the inability of selling or otherwise transferring or disposing of the Sealed Air Shares for an indefinite period of time.

               (iii) Access to Information. Poly-Cell and each of the Controlling Stockholders have been afforded an opportunity to ask questions about and receive answers in response concerning the business and financial affairs of Sealed Air from representatives of Sealed Air and the opportunity to obtain any additional information which Sealed Air possesses or could reasonably acquire without unreasonable effort or expense that was necessary to verify the accuracy of any of the information described in Section 11(a)(i) that Poly-Cell and the Controlling Stockholders desired with respect to Sealed Air.

               (iv) Investment Representation; Certain
          Undertakings. Poly-Cell represents and warrants to Sealed Air that any acquisition of Sealed Air Shares by it pursuant to this Agreement will be, at the time of acquisition, for Poly-Cell's own account and for the account of the Controlling Stockholders and of any other stockholder of Poly-Cell to whom such shares may be distributed or otherwise transferred in compliance with the Securities Act and all other applicable securities or blue-sky laws, including any such transfer made in compliance with the exemption from registration under the Securities Act afforded by
          Section 4(2) thereunder (each a "Permitted
          Transferee"). Poly-Cell represents, warrants and agrees that it will hold, and will cause any Permitted Transferee to hold, any Sealed Air Shares received by Poly-Cell or such Permitted Transferee pursuant to this Agreement for Poly-Cell's own account or for the account of such Permitted Transferee and not with a view to any resale or distribution thereof in any manner not in compliance with the Securities Act and the rules and regulations thereunder. Poly-Cell agrees with Sealed Air that:

                    (A)  there is no, and at the Closing Date
               there will not be any, plan or intention on the part of Poly-Cell to sell or otherwise dispose of Sealed Air Shares, except for any such distribution or transfer to a Permitted
               Transferee; and

                    (B)  Poly-Cell will not offer to sell, sell
               or otherwise dispose of, nor will it permit any Permitted Transferee to offer to sell, or otherwise dispose of, any Sealed Air Shares except
               (x) pursuant to an effective registration statement under the Securities Act and, unless an exemption from qualification is available, an effective qualification under the Blue Sky laws of such states of the United States in which such Sealed Air Shares are offered, sold or disposed of, (y) in compliance with Rule 144 under the Securities Act and with any applicable exemptions from qualification under the Blue Sky laws of any states in the United States in which such Sealed Air Shares are offered, sold or disposed of, or
               (z) in a transaction that, in the opinion of counsel satisfactory to Sealed Air, does not require registration of such Sealed Air Shares under the Securities Act and does not require qualification under the Blue Sky laws of any states in the United States in which such Sealed Air Shares are offered, sold or disposed of.

               (v) Legending of Certificates. Unless (x) Sealed Air shall have obtained an opinion of counsel satisfactory to it that such legend is not necessary under the Securities Act or (y) such shares are sold by Poly-Cell or a Permitted Transferee pursuant to an effective registration statement in accordance with
          Section 11(b) of this Agreement, any certificate representing Sealed Air Shares issued pursuant to this Agreement (and any certificate representing Sealed Air Common Stock issued in exchange therefor or any certificate representing Sealed Air Shares sold in compliance herewith) will bear a legend in substantially the following form:

                    "The Shares represented by this
               Certificate have not been registered under the Securities Act of 1933, but have been issued or transferred to the registered owner pursuant to an exemption from registration thereunder. No transfer or assignment of any such shares shall be valid or effective, and the issuer of these shares shall not be required to give any effect to any transfer or attempted transfer or assignment of these shares, including without limitation a transfer by operation of law unless (a) the issuer shall have first obtained an opinion of counsel satisfactory to it that the shares may be transferred without registration under such Act, (b) the shares are sold in compliance with Rule 144 under such Act and the issuer has been supplied with documentation indicating compliance with Rule 144, or (c) the shares are registered under such Act."

          Sealed Air agrees that within twelve (12) business days after receipt of any opinion referred to in the legend described above, it will (A) use reasonable commercial efforts to cause its transfer agent to issue certificates without such legend or (B) notify the person supplying such opinion that such opinion is not reasonably satisfactory to Sealed Air. No such legend shall be endorsed on any such certificates which, when issued, are no longer subject to the restrictions described in such legend. Poly-Cell and the Controlling Stockholders agree, and they shall cause any other Permitted Transferee to agree, that Sealed Air may give such stop-transfer orders as may be necessary or desirable to its transfer agent to implement or reflect the provisions of this Section 11(a)(v).

               (vi) Legend on Certificates. Upon and at any time during the effectiveness of the registration statement referred to in Section 11(b) of this Agreement, Poly-Cell or any Permitted Transferee may deliver the certificates for such Sealed Air Shares as shall be covered by the registration statement containing the legend set forth in Section 11(a)(v) of this Agreement, together with a request that new certificates not bearing such legend and representing such Sealed Air Shares be issued to Poly-Cell or such Permitted Transferee in exchange for such legended certificates. Such request shall set forth Poly-Cell's or such Permitted Transferee's understanding and agreement that delivery by Sealed Air of such unlegended certificates shall not release Poly-Cell or such Permitted Transferee from its obligations under this Agreement or any certificate or agreement delivered pursuant to this Agreement or under the Securities Act. Promptly (and in any event within twelve (12) business days) after receipt of such legended certificates and such request, Sealed Air shall use reasonable commercial efforts to cause its transfer agent to issue and deliver such new certificates. Poly-Cell agrees, and shall cause each Permitted Transferee to agree, that if, at any time after receiving such unlegended certificates, the registration statement is not effective, Poly-Cell or such Permitted Transferee, as the case may be, will thereafter sell such Sealed Air Shares in compliance with Rule 144 under the Securities Act, and Poly-Cell or such Permitted Transferee, as the case may be, will, upon request by Sealed Air, surrender the certificates for the Sealed Air Shares in order that new certificates containing the legend set forth in Section 11(a)(v) may be issued to Poly-Cell or such Permitted Transferee, as the case maybe, in exchange therefor.

               (vii) Indemnification of Sealed Air. In the event that Poly-Cell, any Controlling Stockholder or any other Permitted Transferee makes any disposition of Sealed Air Shares other than pursuant to an offering registered under the Securities Act or other than in compliance with Rule 144 under the Securities Act or such other exemption as may, in the opinion of Sealed Air's counsel, be available from time to time pursuant to the Securities Act and applicable state securities laws, Poly-Cell and the Controlling Stockholders will indemnify and hold harmless, and will cause any other Permitted Transferee to indemnify and hold harmless, Sealed Air, its officers and directors and any other person who controls Sealed Air within the meaning of the Securities Act from and against any and all losses, damages or liabilities for which they, or any one of them, shall be or become liable under the Securities Act or otherwise as a result of such disposition, and will reimburse each of them for any legal or other expenses incurred by them in connection with defending against any claim or suit for losses, damages or liabilities arising out of or based on any distribution or resale of such Sealed Air Shares, or any part thereof, by Poly-Cell or such other person in violation of the Securities Act or applicable state securities laws, or in breach of the representations set forth above.

               (viii)    Tax Information.  The taxpayer
          identification and social security numbers furnished by Poly-Cell and the Controlling Stockholders to Sealed Air on Form W-9 (at or before the Closing) are their true and correct taxpayer identification and social security numbers. Poly-Cell shall cause each Permitted Transferee to furnish to Sealed Air, at or before the time of the transfer of any Sealed Air Shares to such Permitted Transferee, a Form W-9 setting forth the true and correct taxpayer identification or social security number of such Permitted Transferee.

          (b) Registration Pursuant to Rule 415. As soon as practicable after the Closing Date and in no event later than thirty (30) days after the date by which Poly-Cell shall have supplied Sealed Air with all information and materials with respect to Poly-Cell, the Controlling Stockholders and any other Permitted Transferee required in connection with the filing by Sealed Air of the registration statement referred to in this
Section 11, Sealed Air will file a registration statement pursuant to Rule 415 of the regulations under the Securities Act relating to the Sealed Air Shares issued to Poly-Cell and use its reasonable commercial efforts to cause such registration statement to become effective and to qualify the Sealed Air Shares under the Blue Sky laws of such states of the United States as may be reasonably requested, as promptly as practicable after such filing; provided that Sealed Air shall not be obligated to qualify as a foreign corporation or as a dealer in securities or to execute or file any general consent to service of process under the laws of any such state where it is not so subject. Sealed Air agrees to use its reasonable commercial efforts to keep such registration statement effective until the third anniversary of the Closing Date. The description of the plan of distribution in such registration statement shall be in substantially the form delivered to Poly-Cell prior to the filing of such registration statement, with such changes therein as may be required by the Securities and Exchange Commission, and Poly-Cell shall sell, transfer or otherwise dispose of, and shall cause any Permitted Transferee to sell, transfer or otherwise dispose of, the Sealed Air Shares only in accordance with such plan of distribution. Neither Poly-Cell, the Controlling Stockholders nor any other Permitted Transferee of the Sealed Air Shares will be entitled to any other rights with respect to registration of the Sealed Air Shares.

          (c) Registration Expenses. Subject to the limitations contained in this Section 11(c) and except as otherwise specifically provided in this Section 11, the entire costs and expenses of the registration and qualification of the Sealed Air Shares pursuant to Section 11(b) of this Agreement shall be borne by Sealed Air. Such costs and expenses shall include the fees and expenses of counsel for Sealed Air and of its accountants, all other costs and expenses of Sealed Air incident to the preparation, printing and filing under the Securities Act of the registration statement and all amendments and supplements thereto, the cost of furnishing copies of each preliminary prospectus, each final prospectus and each amendment or supplement thereto to underwriters, dealers and Poly-Cell and the Permitted Transferees, and the costs and expenses (including fees and disbursements of counsel, and National Association of Securities Dealers, Inc. and listing fees) incurred by Sealed Air in connection with the qualification of the Sealed Air Shares under the Blue Sky laws of various jurisdictions.
Notwithstanding the above, Sealed Air shall not be required to pay any underwriting or brokerage discounts, fees or commissions or any fees or expenses of counsel for Poly-Cell or any Permitted Transferee in connection with the registration or any sale of Sealed Air Shares pursuant to Section 11(b) of this Agreement.

          (d) Procedures. In the case of each registration or qualification pursuant to Section 11(b) of this Agreement, Sealed Air will keep Poly-Cell advised as to the initiation of proceedings for such registration and qualification and as to the completion thereof, and will advise Poly-Cell, upon request, of the progress of such proceedings.

          (e) Indemnification. Sealed Air will indemnify and hold harmless Poly-Cell and the Permitted Transferees against any losses, claims, damages or liabilities, joint or several, and expenses (including reasonable costs of investigation) to which Poly-Cell or the Permitted Transferees may be subject, under the Securities Act or otherwise, insofar as any thereof arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement under which the Sealed Air Shares were registered under the Securities Act pursuant to Section 11(b) of this Agreement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any untrue statement or alleged untrue statement or omission or alleged omission based upon information, including without limitation any information provided as to Poly-Cell or any Permitted Transferee for the period prior to the Closing Date or any other information, furnished to Sealed Air in writing by Poly-Cell or any Permitted Transferee (with respect to which information Poly-Cell and the Permitted Transferees shall so indemnify and hold harmless Sealed Air and each person, if any, who controls Sealed Air within the meaning of the Securities Act). In order to provide for just and equitable contribution in circumstances in which the indemnification provided for above in this Section 11(e) is due in accordance with its terms but is unavailable, Sealed Air or Poly-Cell and the Permitted Transferees, as the case may be, shall contribute to the aggregate losses, claims, damages and liabilities incurred (including legal or other expenses reasonably incurred in connection with investigating or defending the same). In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate in the circumstances; provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

          Section 12.  Miscellaneous.

          (a) Corporate Examination; Investigations. From time to time prior to the Closing Date, Polypride and Sealed Air may, through their officers, employees, attorneys, accountants, agents and representatives, investigate the properties and assets, examine the books, records and financial condition and consult with officers, employees, attorneys, accountants, agents and representatives (whether or not currently employed or retained) of Poly-Cell relating to the Acquired Business, and, subject to the prior consent of Poly-Cell, which will not be unreasonably withheld, with Poly-Cell's suppliers, licensees and customers, to the extent that Polypride deems necessary or advisable to investigate the business or affairs of Poly-Cell or to verify the representations and warranties of Poly-Cell contained in this Agreement, the information contained in other documents and information provided to Polypride and Sealed Air by Poly-Cell, and the compliance by Poly-Cell with its obligations contained in
this Agreement.   Such investigation, examination and
consultation shall be done at reasonable times and under reasonable circumstances, and Poly-Cell shall cause its directors, officers, employees, independent public accountants, counsel and other representatives to cooperate fully therewith. No such investigation, examination or consultation shall limit or qualify in any way any of the representations, warranties or covenants of Poly-Cell or any other party under this Agreement.

          (b) Confidentiality. Polypride and Sealed Air will, prior to the Closing, hold, and will use their reasonable commercial efforts to cause their officers, directors, advisors, and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Poly-Cell furnished to Polypride or Sealed Air in connection with the transactions contemplated by this Agreement, except to the extent that such information was (i) previously known on a nonconfidential basis by Polypride or Sealed Air, (ii) in the public domain through no fault of Polypride or Sealed Air, or
(iii) later lawfully acquired by Polypride or Sealed Air from other sources; provided that Polypride and Sealed Air may disclose such information to their officers, directors, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by Polypride or Sealed Air of the confidential nature of such information and are directed by Polypride or Sealed Air to treat such information confidentially. Polypride's and Sealed Air's obligations to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated prior to Closing, such confidence shall be maintained, and Polypride and Sealed Air will, and will use their reasonable commercial efforts to cause their officers, directors, advisors and agents to, destroy or deliver to Poly-Cell, upon request, all documents and other materials, and all copies thereof, obtained by or on behalf of Polypride or Sealed Air from Poly-Cell in connection with the transactions contemplated by this Agreement that are subject to such confidence.

          (c) Merger Clause. This Agreement contains the final, complete and exclusive statement of the agreement between the parties with respect to the transactions contemplated herein and all prior or contemporaneous written or oral agreements with respect to the subject matter hereof (including without limitation the letter agreement between Sealed Air and Poly-Cell dated June 26, 1995) are merged herein.

          (d) Amendments. No change, amendment, qualification or cancellation hereof shall be effective unless in writing and executed by each of the parties hereto by their duly authorized officers.

          (e) Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall not confer any rights or benefits upon any other person or entity other than the parties hereto and their respective successors and assigns.

          (f) Notices. All notices, requests and demands and other communications hereunder must be in writing and shall be deemed to have been duly given when personally delivered or when placed in the mails and forwarded by registered or certified mail, return receipt requested, postage prepaid, or transmitted by facsimile, addressed to the party to whom such notice is being given, at the following addresses:

     If to Poly-Cell, to:     Bubble Out, Inc.
                              P. O. Box 2161
                              Tupelo, Mississippi  38803
                              Attention:  Mr. Jim Owen
                              President
                              Facsimile No.:  (601) 844-0403

          with copy to:       Albert G. Delgadillo
                              P. O. Box 7120
                              Tupelo, Mississippi  38802
                              Facsimile No.:  (601) 842-8450

     If to the Controlling
        Stockholders, to:     P. O. Box 2161
                              Tupelo, Mississippi 38803

     If to Polypride
     or to Sealed Air, to:    Sealed Air Corporation
                              Park 80 East
                              Saddle Brook, New Jersey 07663-5291
                              Attention: Robert M. Grace, Jr.,
                              Esq., General Counsel and Secretary
                              Facsimile No.: (201) 703-4113

Any party may change the address to which notices to it are to be sent by giving notice of such change to the other party in accordance with this Section.

          (g) Captions. The captions herein are for convenience of reference only and shall not be construed as a part of this Agreement.

          (h) Governing Law. This Agreement shall be construed, interpreted, enforced and governed by and under the laws of the State of Mississippi (without giving effect to the principles of conflicts of law).

          (i) Exhibits. All of the Exhibits referred to in this Agreement are hereby incorporated herein by reference and shall be deemed and construed to be a part of this Agreement for all purposes.

          (j) Severability. The invalidity or unenforceability of any one or more phrases, sentences, clauses or provisions of this Agreement shall not affect the validity or enforceability of the remaining portions of this Agreement or any part thereof.

          (k) Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument.

          (l) Conduct of Business of Polypride and Sealed Air. Neither the entering into, nor any provision contained in, this Agreement shall in any way be construed or deemed, either before or after the Closing, to restrict Polypride or Sealed Air in the conduct of its business.

          (m) Furnishing of Information. Prior to the Closing, Polypride and Sealed Air will afford to Poly-Cell, at such times during normal business hours as may be reasonably requested by it, the opportunity to ask questions, and to receive answers, concerning the business and financial affairs of Polypride and Sealed Air from persons authorized to act on Polypride's or Sealed Air's behalf and the opportunity to obtain any additional publicly available information (to the extent Polypride or Sealed Air has such information or can acquire it without unreasonable effort or expense) that Poly-Cell may reasonably request concerning the Sealed Air Shares to be issued pursuant to this Agreement.

          (n) References to "Best Knowledge". The phrase "to the best knowledge of Poly-Cell or the Controlling Stockholders", or phrases of similar import with respect to any of the parties, when used in this Agreement with respect to a statement, representation or warranty, means that, at the time such statement, representation or warranty was made, confirmed or deemed to have been made or confirmed, such party had, after reasonable investigation, reasonable ground to believe and no reasonable basis not to believe, and did in fact believe, that such statement, representation or warranty was true and that there was no omission to state therein a material fact required to be stated therein in order to make such statement, representation or warranty not misleading. In determining for this purpose what constitutes reasonable investigation and reasonable ground for belief, the standard of reasonableness shall be that required of a prudent man in the management of his own property.

          (o) Announcements. Neither Poly-Cell nor any of the Controlling Stockholders shall make, and shall not cause or permit any person, entity, employee or agent associated with Poly-Cell to make, any public announcement, written or oral, of or relating to the transactions contemplated by this Agreement without Sealed Air's prior written approval.

          (p) Further Assurances and Cooperation. Poly-Cell and the Controlling Stockholders shall, from time to time after the Closing, execute and deliver such further instruments and documents and take such further actions as Polypride or Sealed Air may determine to be necessary or appropriate in order to vest in Polypride good title to the Acquired Assets or in order to evidence or facilitate any of the transactions referred to in this Agreement or in any Ancillary Agreement.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed pursuant to due authorization as of the day and year first above written.

                              POLY-CELL, INC.



                              By  s/ Jim Owen
                                  Name:  Jim Owen
                                  Title:  President



                                s/Jim Owen
                              Jim Owen


                                s/Rodney Pennington
                              Rodney Pennington


                                s/Benny Tai-Shou Lee
                              Benny Tai-Shou Lee


                              POLYPRIDE, INC.



                              By  s/William V. Hickey
                                  Name:  William V. Hickey
                                  Title: Vice President

                              SEALED AIR CORPORATION



                              By  s/William V. Hickey
                                  Name:  William V. Hickey
                                  Title:  Executive Vice
                                          President
                     EXHIBITS TO ACQUISITION AGREEMENT

          Exhibit A      Equipment
          Exhibit B      Contracts
          Exhibit C      Intellectual Property
          Exhibit D      Non-Competition Agreement
          Exhibit E      Employment Agreement
          Exhibit F      Distributorship Agreement
          Exhibit G      Poly-Cell Legal Opinion
          Exhibit H      Pontotoc Deed
          Exhibit I      Licenses
          Exhibit J      Sealed Air Legal Opinion


The Registrant agrees to furnish supplementally a copy of any of the above exhibits to the Commission upon request.